Exhibit 5.1

September 12, 2025

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Ladies and Gentlemen:

We have acted as United States securities counsel to Banzai International, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1, filed on September 12, 2025, (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale from time to time by the selling securityholder named in the Registration Statement (the “Selling Securityholder”) of up to 25,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that the Company has issued or that it may, in its discretion, elect to issue and sell to YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), from time to time, pursuant to that certain standby equity purchase agreement (the “Original SEPA”), dated December 14, 2023, by and among the Company, 7GC & Co. Holdings Inc., the Company’s predecessor company, and Yorkville, as amended by that certain supplemental agreement dated February 5, 2024 (the “SEPA Supplemental Agreement” and, together with the Original SEPA, the “SEPA”).

In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic originals of such documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) the certificates representing the shares of Class A Common Stock will be duly executed and delivered.

We have also assumed that (i) the Company has been duly incorporated, and is validly existing and in good standing; (ii) the Company has the requisite legal status and legal capacity under the laws of the jurisdiction of its incorporation, (iii) the Company has complied and will comply with all aspects of the laws of the jurisdiction of its incorporation, in connection with the transactions contemplated by, and the performance of its obligations under the agreements pursuant to which the shares of Class A Common Stock were issued; (iv) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Registration Statement; and (v) the shares of Class A Common Stock have been duly authorized by all requisite corporate action on the part of the Company.

In connection with this matter, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

You are advised that we are members of the Bar of the State of New York. In rendering this opinion, our examination of matters of law have been limited to, and we express no opinion as to the laws of any state or jurisdiction other than (i) the applicable laws of the State of New York, (ii) the Delaware General Corporation Law (“DGCL”) as the same appear on the date hereof at http://www.delcode.state.de.us/, and (iii) the federal securities laws of the United States of America ((i), (ii) and (iii) together, “Applicable Law”). We express no opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the SEPA and the transactions contemplated thereby or any of them. Without limiting the generality of the foregoing, we express no opinion herein as to any body of law of the State of Delaware other than the DGCL. When any opinion is given herein with respect to an issue where any law other than the laws of the State of New York may apply, except to the extent the DGCL or U.S. federal law would apply, the opinion assumes that consideration of the laws of such jurisdiction would lead to the same result as consideration of the laws of the State of New York. For purposes of our opinions, we have assumed that the SEPA and related documents are governed exclusively by the internal, substantive laws and judicial interpretations of the State of New York. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation, or administrative decision.

Based upon and subject to the foregoing, we are of the opinion that the shares of Class A Common Stock, when issued in accordance with the terms of the SEPA, will be validly issued, fully paid and non-assessable.

Our opinions set forth above with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including, but not limited to, principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated, or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunter Taubman Fischer & Li

HUNTER TAUBMAN FISCHER & LI LLC